Exhibit 99.1
MPLX LP Reports Fourth-Quarter and Full-Year 2021 Financial Results

•Reported fourth quarter net income attributable to MPLX of $830 million and full-year net income of $3.1 billion
•Reported fourth quarter adjusted EBITDA attributable to MPLX of $1.4 billion and full-year adjusted EBITDA of $5.6 billion
•Generated $4.9 billion in net cash provided by operating activities for the full-year 2021 and returned $4.2 billion in capital to unitholders
•Announced 2022 MPLX capital spending outlook of $900 million

FINDLAY, Ohio, Feb. 2, 2022 - MPLX LP (NYSE: MPLX) today reported fourth-quarter 2021 net income attributable to MPLX of $830 million, compared to $691 million for the fourth quarter of 2020. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,445 million, compared with $1,355 million in the fourth quarter of 2020.

The Logistics and Storage (L&S) segment income from operations was $750 million for the fourth quarter of 2021, compared with $662 million for the fourth quarter of 2020. Segment adjusted EBITDA for the fourth quarter of 2021 was $934 million, compared with $884 million for the fourth quarter of 2020.

The Gathering and Processing (G&P) segment income from operations was $306 million for the fourth quarter of 2021, compared with $258 million for the fourth quarter of 2020. Segment adjusted EBITDA for the fourth quarter of 2021 was $511 million, compared with $471 million for the fourth quarter of 2020.

During the quarter, MPLX generated $1,240 million in net cash provided by operating activities, $1,207 million of distributable cash flow, and excess cash flow of $361 million. MPLX announced a fourth quarter 2021 distribution of $0.705 per common unit, resulting in coverage of 1.64x for the quarter. Leverage was 3.7x. MPLX generated $4,911 million in net cash provided by operating activities, $4,785 million of distributable cash flow, and excess cash flow of $1,429 million for the full year 2021.

“In 2021, our focus on strict capital discipline and lowering the cost structure as well as solid operational performance contributed to strong cash generation,” said Michael J. Hennigan, MPLX chairman, president, and chief executive officer. “This year MPLX returned approximately $4.2 billion of capital to unitholders through both distributions and unit repurchases.”

Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per unit and ratio data)	2021	2020	2021	2020
Net income (loss) attributable to MPLX LP(a)	$830	$691	$3,077	$(720)
Adjusted EBITDA attributable to MPLX LP(b)	1,445	1,355	5,560	5,211
Net cash provided by operating activities	1,240	1,185	4,911	4,521
Distributable cash flow attributable to MPLX LP(b)	1,207	1,155	4,785	4,327
Excess cash flow	361	246	1,429	266
Distribution per common unit(c)	$0.7050	$0.6875	$3.3600	$2.7500
Distribution coverage ratio(d)	1.64x	1.58x	1.35x	1.46x
Adjusted distribution coverage ratio(e)	1.64x	1.58x	1.64x	1.46x
Consolidated debt to adjusted EBITDA(f)	3.7x	3.9x	3.7x	3.9x
Common unit repurchases	$165	$33	$630	$33

(a)    The twelve months ended December 31, 2021, includes impairments related to equity method investments of approximately $6 million and long-lived asset impairments of approximately $42 million, all within the G&P operating segment. The twelve months ended December 31, 2020, includes impairments related to equity method investments of approximately $1.3 billion, goodwill impairment of approximately $1.8 billion and long-lived asset impairments of approximately $0.3 billion, all within the G&P operating segment.
(b)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(c)    Distributions declared by the board of directors of MPLX's general partner. The twelve months ended December 31, 2021 include a special distribution of $0.575 per unit (the "Special Distribution Amount") for the third quarter of 2021.
(d)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions declared including the Special Distribution Amount.
(e)    The adjusted distribution coverage ratio represents distribution coverage excluding the effects of the Special Distribution Amount. It reflects an $18 million increase to DCF attributable to GP and LP unitholders to exclude the Special Distribution Amount allocable to the Series A preferred unitholders and a $585 million decrease to distributions to exclude the Special Distribution Amount attributable to GP and LP unitholders for the twelve months ended December 31, 2021.
(f)    Calculated using face value total debt and LTM adjusted EBITDA. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment income (loss) from operations (unaudited)	2021	2020	2021	2020
Logistics and Storage	$750	$662	$3,012	$2,743
Gathering and Processing	306	258	980	(2,532)

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	$934	$884	$3,681	$3,488
Gathering and Processing	511	471	1,879	1,723

Logistics & Storage

L&S segment income from operations for the fourth quarter of 2021 increased by $88 million compared to the same period in 2020, while segment adjusted EBITDA for the fourth quarter of 2021 increased by $50 million compared to the same period in 2020. Results for the quarter benefited from higher revenue offset partially by higher operating expenses.

Total pipeline throughputs were 5.6 million barrels per day (bpd) in the fourth quarter, 18% higher than the same quarter of 2020. The average tariff rate was $0.87 per barrel for the quarter, a decrease of 3% versus the same quarter of 2020. Terminal throughput was 2.9 million bpd for the quarter, an increase of 11% versus the same quarter of 2020.

Gathering & Processing

G&P segment income from operations for the fourth quarter of 2021 increased by $48 million compared to the fourth quarter of 2020. Adjusted EBITDA for the fourth quarter of 2021 increased by $40 million compared to the same period in 2020 as a result of higher natural gas liquids prices. These benefits were partially offset by lower processed and fractionated volumes.

In the fourth quarter of 2021:
•Gathered volumes averaged 5.4 billion cubic feet per day (bcf/d), a 3% increase from the fourth quarter of 2020.
•Processed volumes averaged 8.5 bcf/d, a 2% decrease versus the fourth quarter of 2020.
•Fractionated volumes averaged 549 thousand bpd, a 6% decrease versus the fourth quarter of 2020.

In the Marcellus:
•Gathered volumes averaged 1.4 bcf/d in the fourth quarter, a 7% increase versus the fourth quarter of 2020.
•Processed volumes averaged 5.6 bcf/d in the fourth quarter, a 2% decrease versus the fourth quarter of 2020.
•Fractionated volumes averaged 485 thousand bpd in the fourth quarter, a 1% decrease versus the fourth quarter of 2020.

Strategic Update

MPLX's capital spending outlook for 2022 is $900 million, which includes approximately $700 million of growth capital, $140 million of maintenance capital and $60 million for repayment of MPLX's share of the Bakken Pipeline joint venture's debt due in 2022. The capital spending plan focuses on expansions and de-bottlenecking of MPLX's existing assets. MPLX continues to evaluate opportunities to expand its logistics footprint to meet the needs of today and participate in an energy-diverse future.

Financial Position and Liquidity

As of December 31, 2021, MPLX had $13 million in cash and $3.2 billion available on its bank revolving credit facility. The company's leverage ratio was 3.7x.

The partnership repurchased $165 million of common units held by the public in the fourth quarter of 2021. As of December 31, 2021, MPLX had approximately $337 million remaining available under the current $1 billion board authorization.

MPLX remains committed to maintaining an investment-grade credit profile.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President
Jamie Madere, Manager
Isaac Feeney, Analyst

Media Contact: (419) 421-3312
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; and free cash flow (FCF) and excess/deficit cash flow. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision/benefit for income taxes; (iii) amortization of deferred financing costs; (iv) gain/loss on extinguishment of debt; (v) non-cash equity-based compensation; (vi) impairment expense; (vii) net interest and other financial costs; (viii) income/loss from equity method investments; (ix) distributions and adjustments related to equity method investments; (x) unrealized derivative gains/losses; (xi) acquisition costs; (xii) noncontrolling interest and (xiii) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

FCF and excess/deficit cash flow are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) cash contributions from MPC; (iii) cash contributions from noncontrolling interests and (iv) cash distributions to noncontrolling interests. We define excess/deficit cash flow as FCF less base distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, operating cost and capital expenditure reduction objectives, and environmental, social and governance goals. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: general economic, political or regulatory developments, including inflation, changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, or taxation; the magnitude, duration and extent of future resurgences of the COVID-19 pandemic and its effects, including the continuation or re-imposition of travel restrictions, business and school closures, increased remote work, stay at home orders and other actions taken by individuals, government and the private sector to stem the spread of the virus; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; changes to the expected construction costs and timing of projects and planned investments, the availability of desirable strategic initiatives for the Alaska logistics and storage operations or other portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; accidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2020, and in other filings with Securities and Exchange Commission (SEC).

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per unit data)	2021	2020	2021	2020
Revenues and other income:
Operating revenue	$1,302	$955	$4,624	$3,586
Operating revenue - related parties	1,292	1,192	4,951	4,812
Income (loss) from equity method investments	93	76	321	(936)
Other income	47	26	131	107
Total revenues and other income	2,734	2,249	10,027	7,569
Costs and expenses:
Operating expenses (including purchased product costs)	909	519	2,905	2,000
Operating expenses - related parties	340	304	1,328	1,276
Depreciation and amortization	316	385	1,287	1,377
Impairment expense	—	—	42	2,165
General and administrative expenses	86	89	353	378
Restructuring expenses	—	1	—	37
Other taxes	27	31	120	125
Total costs and expenses	1,678	1,329	6,035	7,358
Income from operations	1,056	920	3,992	211
Interest and other financial costs	218	219	879	896
Income (loss) before income taxes	838	701	3,113	(685)
Provision for income taxes	—	1	1	2
Net income (loss)	838	700	3,112	(687)
Less: Net income attributable to noncontrolling interests	8	9	35	33
Net income (loss) attributable to MPLX LP	830	691	3,077	(720)
Less: Series A preferred unitholders interest in net income	21	20	100	81
Less: Series B preferred unitholders interest in net income	10	10	41	41
Limited partners’ interest in net income (loss) attributable to MPLX LP	$799	$661	$2,936	$(842)

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common – basic	$0.78	$0.63	$2.86	$(0.80)
Common – diluted	$0.78	$0.63	$2.86	$(0.80)
Weighted average limited partner units outstanding:
Common units – basic	1,019	1,040	1,027	1,051
Common units – diluted	1,019	1,040	1,027	1,051

Select Financial Statistics (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except ratio data)	2021	2020	2021	2020
Common unit distributions declared by MPLX
Common units (LP) – public	$259	$269	$1,257	$1,079
Common units – MPC	456	445	2,175	1,793
Total GP and LP distribution declared (a)	715	714	3,432	2,872

Preferred unit distributions(b)
Series A preferred unit distributions (a)(c)	21	20	100	81
Series B preferred unit distributions(d)	10	10	41	41
Total preferred unit distributions	31	30	141	122

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(e)	1,445	1,355	5,560	5,211
DCF attributable to GP and LP unitholders(e)	$1,176	$1,125	$4,644	$4,200
Distribution coverage ratio(f)	1.64x	1.58x	1.35x	1.46x
Adjusted distribution coverage ratio(f)	1.64x	1.58x	1.64x	1.46x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,240	$1,185	$4,911	$4,521
Investing activities	(141)	(202)	(518)	(1,262)
Financing activities	$(1,125)	$(996)	$(4,395)	$(3,259)

(a)    The twelve months ended December 31, 2021 include the Special Distribution Amount of $0.575 per unit, or a total of $585 million to GP and LP unitholders and $18 million to Series A preferred unitholders.
(b)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred, assuming a distribution is declared by the Board of Directors (distributions on Series B preferred units are declared and payable semi-annually on February 15 and August 15 or the first business day thereafter). Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(c)    Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.
(d)    Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter.
(e)    Non-GAAP measure. See reconciliation below.
(f)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared. The adjusted distribution coverage ratio represents distribution coverage excluding the effects of the Special Distribution Amount. The twelve months ended December 31, 2021, reflects an $18 million increase to DCF attributable to GP and LP unitholders to exclude the Special Distribution Amount allocable to the Series A preferred unitholders and a $585 million decrease to distributions to exclude the Special Distribution Amount attributable to GP and LP unitholders.

Financial Data (unaudited)
(In millions, except ratio data)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$13	$15
Total assets	35,507	36,414
Total debt(a)	20,021	20,139
Redeemable preferred units	965	968
Total equity	$12,052	$13,017
Consolidated debt to adjusted EBITDA(b)	3.7x	3.9x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	369	391

(a)    Includes outstanding intercompany borrowings of $1,450 million as of December 31, 2021, and zero as of December 31, 2020. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $20,359 million and $20,536 million as of December 31, 2021, and December 31, 2020, respectively.

Operating Statistics (unaudited)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,322	2,970	12%	3,380	2,998	13%
Product pipelines	2,264	1,753	29%	2,073	1,714	21%
Total pipelines	5,586	4,723	18%	5,453	4,712	16%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.93	$0.97	(4)%	$0.95	$0.96	(1)%
Product pipelines	0.77	0.78	(1)%	0.78	0.81	(4)%
Total pipelines	$0.87	$0.90	(3)%	$0.89	$0.91	(2)%

Terminal throughput (mbpd)	2,889	2,606	11%	2,886	2,673	8%

Barges at period-end	297	300	(1)%	297	300	(1)%
Towboats at period-end	23	23	—%	23	23	—%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,371	1,281	7%	1,336	1,349	(1)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,315	1,385	(5)%	1,346	1,430	(6)%
Bakken Operations	152	136	12%	150	137	9%
Rockies Operations	406	476	(15)%	439	511	(14)%
Total gathering throughput	3,244	3,278	(1)%	3,271	3,427	(5)%

Natural gas processed (mmcf/d)
Marcellus Operations	4,098	4,259	(4)%	4,150	4,198	(1)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,381	1,448	(5)%	1,328	1,471	(10)%
Southern Appalachian Operations	235	231	2%	231	231	—%
Bakken Operations	152	135	13%	149	136	10%
Rockies Operations	427	471	(9)%	429	502	(15)%
Total natural gas processed	6,293	6,544	(4)%	6,287	6,538	(4)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	485	492	(1)%	484	472	3%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	—	21	(100)%	2	18	(89)%
Southern Appalachian Operations	12	12	—%	12	12	—%
Bakken Operations	23	26	(12)%	23	25	(8)%
Rockies Operations	4	4	—%	4	4	—%
Total C2 + NGLs fractionated	524	555	(6)%	525	531	(1)%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,371	1,281	7%	1,336	1,349	(1)%
Utica Operations	1,862	1,753	6%	1,690	1,818	(7)%
Southwest Operations	1,513	1,459	4%	1,494	1,483	1%
Bakken Operations	152	136	12%	150	137	9%
Rockies Operations	546	636	(14)%	588	688	(15)%
Total gathering throughput	5,444	5,265	3%	5,258	5,475	(4)%

Natural gas processed (mmcf/d)
Marcellus Operations	5,637	5,769	(2)%	5,639	5,629	—%
Utica Operations	452	552	(18)%	482	578	(17)%
Southwest Operations	1,576	1,519	4%	1,471	1,537	(4)%
Southern Appalachian Operations	235	231	2%	231	231	—%
Bakken Operations	152	135	13%	149	136	10%
Rockies Operations	427	471	(9)%	429	502	(15)%
Total natural gas processed	8,479	8,677	(2)%	8,401	8,613	(2)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	485	492	(1)%	484	472	3%
Utica Operations	25	30	(17)%	26	31	(16)%
Southwest Operations	—	21	(100)%	2	18	(89)%
Southern Appalachian Operations	12	12	—%	12	12	—%
Bakken Operations	23	26	(12)%	23	25	(8)%
Rockies Operations	4	4	—%	4	4	—%
Total C2 + NGLs fractionated	549	585	(6)%	551	562	(2)%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
L&S segment adjusted EBITDA attributable to MPLX LP	$934	$884	$3,681	$3,488
G&P segment adjusted EBITDA attributable to MPLX LP	511	471	1,879	1,723
Adjusted EBITDA attributable to MPLX LP	1,445	1,355	5,560	5,211
Depreciation and amortization	(316)	(385)	(1,287)	(1,377)
Provision for income taxes	—	(1)	(1)	(2)
Amortization of deferred financing costs	(17)	(17)	(70)	(61)
Gain on extinguishment of debt	—	5	10	19
Non-cash equity-based compensation	(3)	(2)	(9)	(14)
Impairment expense	—	—	(42)	(2,165)
Restructuring expenses	—	(1)	—	(37)
Net interest and other financial costs	(201)	(207)	(819)	(854)
Income (loss) from equity method investments(a)	93	76	321	(936)
Distributions/adjustments related to equity method investments	(166)	(130)	(537)	(499)
Unrealized derivative losses(b)	(4)	(2)	(45)	(3)
Other	(3)	(1)	(8)	(6)
Adjusted EBITDA attributable to noncontrolling interests	10	10	39	37
Net income (loss)	$838	$700	$3,112	$(687)

(a)    The twelve months ended December 31, 2021 and December 31, 2020 include $6 million and $1,264 million of impairment expense, respectively.
(b)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
L&S segment income from operations	$750	$662	$3,012	$2,743
Depreciation and amortization	132	193	546	633
Restructuring expenses	—	2	—	29
Income from equity method investments	(41)	(28)	(153)	(154)
Distributions/adjustments related to equity method investments	88	52	262	221
Non-cash equity-based compensation	2	2	6	10
Other	3	1	8	6
L&S segment adjusted EBITDA attributable to MPLX LP	$934	$884	$3,681	$3,488

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
G&P segment income (loss) from operations	$306	$258	$980	$(2,532)
Depreciation and amortization	184	192	741	744
Impairment expense	—	—	42	2,165
Restructuring expenses	—	(1)	—	8
(Income) loss from equity method investments	(52)	(48)	(168)	1,090
Distributions/adjustments related to equity method investments	78	78	275	278
Unrealized derivative losses(a)	4	2	45	3
Non-cash equity-based compensation	1	—	3	4
Adjusted EBITDA attributable to noncontrolling interest	(10)	(10)	(39)	(37)
G&P segment adjusted EBITDA attributable to MPLX LP	$511	$471	$1,879	$1,723

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
Net income (loss)	$838	$700	$3,112	$(687)
Provision for income taxes	—	1	1	2
Amortization of deferred financing costs	17	17	70	61
Gain on extinguishment of debt	—	(5)	(10)	(19)
Net interest and other financial costs	201	207	819	854
Income from operations	1,056	920	3,992	211
Depreciation and amortization	316	385	1,287	1,377
Non-cash equity-based compensation	3	2	9	14
Impairment expense	—	—	42	2,165
Restructuring expenses	—	1	—	37
(Income) loss from equity method investments	(93)	(76)	(321)	936
Distributions/adjustments related to equity method investments	166	130	537	499
Unrealized derivative losses(a)	4	2	45	3
Other	3	1	8	6
Adjusted EBITDA	1,455	1,365	5,599	5,248
Adjusted EBITDA attributable to noncontrolling interests	(10)	(10)	(39)	(37)
Adjusted EBITDA attributable to MPLX LP	1,445	1,355	5,560	5,211
Deferred revenue impacts	12	52	88	144
Sales-type lease payments, net of income(b)	3	—	71	—
Net interest and other financial costs	(201)	(207)	(819)	(854)
Maintenance capital expenditures	(52)	(53)	(133)	(161)
Maintenance capital expenditures reimbursements	14	15	45	46
Equity method investment capital expenditures paid out	(3)	(7)	(7)	(23)
Restructuring expenses	—	(1)	—	(37)
Other	(11)	1	(20)	1
DCF attributable to MPLX LP	1,207	1,155	4,785	4,327
Preferred unit distributions(c)	(31)	(30)	(141)	(127)
DCF attributable to GP and LP unitholders	$1,176	$1,125	$4,644	$4,200

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    The twelve months ended December 31, 2021 includes one time impact from Refining Logistics harmonization project of $54 million.
(c)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders. The TexNew Mex units were eliminated effective February 1, 2021.The distributions to Series A preferred unitholders for the twelve months ended December 31, 2021 include the Special Distribution Amount of $0.575 per unit, or a total of $18 million in addition to the base distributions.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	December 31,
(In millions)	2021	2020
LTM Net income (loss)	$3,112	$(687)
LTM Net income to adjusted EBITDA adjustments	2,448	5,898
LTM Adjusted EBITDA attributable to MPLX LP	5,560	5,211
Consolidated total debt(a)	$20,359	$20,536
Consolidated total debt to adjusted EBITDA	3.7x	3.9x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
Net cash provided by operating activities	$1,240	$1,185	$4,911	$4,521
Changes in working capital items	(18)	(50)	(202)	(204)
All other, net	(15)	3	(26)	(3)
Non-cash equity-based compensation	3	2	9	14
Net gain (loss) on disposal of assets	17	(3)	13	(4)
Restructuring expenses	—	1	—	37
Current income taxes	1	1	3	3
Gain on extinguishment of debt	—	(5)	(10)	(19)
Net interest and other financial costs	201	207	819	854
Unrealized derivative losses(a)	4	2	45	3
Other adjustments related to equity method investments	19	21	29	40
Other	3	1	8	6
Adjusted EBITDA	1,455	1,365	5,599	5,248
Adjusted EBITDA attributable to noncontrolling interests	(10)	(10)	(39)	(37)
Adjusted EBITDA attributable to MPLX LP	1,445	1,355	5,560	5,211
Deferred revenue impacts	12	52	88	144
Sales-type lease payments, net of income(b)	3	—	71	—
Net interest and other financial costs	(201)	(207)	(819)	(854)
Maintenance capital expenditures	(52)	(53)	(133)	(161)
Maintenance capital expenditures reimbursements	14	15	45	46
Equity method investment capital expenditures paid out	(3)	(7)	(7)	(23)
Restructuring expenses	—	(1)	—	(37)
Other	(11)	1	(20)	1
DCF attributable to MPLX LP	1,207	1,155	4,785	4,327
Preferred unit distributions(c)	(31)	(30)	(141)	(127)
DCF attributable to GP and LP unitholders	$1,176	$1,125	$4,644	$4,200

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    The twelve months ended December 31, 2021 includes one time impact from Refining Logistics harmonization project of $54 million.
(c)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders. The TexNew Mex units were eliminated effective February 1, 2021. The distributions to Series A preferred unitholders for the twelve months ended December 31, 2021 include the Special Distribution Amount of $18 million in addition to the base distributions.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Excess Cash Flow (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
Net cash provided by operating activities(a)	$1,240	$1,185	$4,911	$4,521
Adjustments to reconcile net cash provided by operating activities to free cash flow
Net cash used in investing activities	(141)	(202)	(518)	(1,262)
Contributions from MPC	14	16	45	50
Distributions to noncontrolling interests	(10)	(11)	(39)	(37)
Free cash flow	1,103	988	4,399	3,272
Base distributions paid to common and preferred unitholders(b)	(742)	(742)	(2,970)	(3,006)
Excess cash flow(c)	$361	$246	$1,429	$266

(a)    The three months ended December 31, 2021, and December 31, 2020, include a decrease in working capital of $18 million and $50 million, respectively. The twelve months ended December 31, 2021, and December 31, 2020, include a decrease in working capital of $202 million and $204 million, respectively.
(b)    The three and twelve months ended December 31, 2021 excludes the Special Distribution Amount of $603 million distributed to unitholders in the fourth quarter of 2021.
(c)    For the three and twelve months ended December 31, 2021, $165 million and $630 million of excess cash flow generated was used to repurchase common units held by the public, respectively.

Capital Expenditures (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
Capital Expenditures:
Growth capital expenditures	$133	$101	$407	$778
Growth capital reimbursements	—	(2)	—	(4)
Investments in unconsolidated affiliates	35	22	151	266
Return of capital	—	(11)	(36)	(123)
Capitalized interest	(2)	(8)	(13)	(39)
Total growth capital expenditures	166	102	509	878
Maintenance capital expenditures	52	53	133	161
Maintenance capital reimbursements	(14)	(15)	(45)	(46)
Capitalized interest	—	—	(1)	—
Total maintenance capital expenditures	38	38	87	115

Total growth and maintenance capital expenditures	204	140	596	993
Investments in unconsolidated affiliates(a)	(35)	(22)	(151)	(266)
Return of capital(a)	—	11	36	123
Growth and maintenance capital reimbursements(b)	14	17	45	50
(Increase) decrease in capital accruals	(30)	47	(11)	244
Capitalized interest	2	8	14	39
Additions to property, plant and equipment, net(a)	$155	$201	$529	$1,183

(a)     Investments in unconsolidated affiliates, return of capital and additions to property, plant and equipment, net are shown as separate lines within Investing activities in the Consolidated Statements of Cash Flows.
(b)     Growth and maintenance capital reimbursements are included in the contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.